EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following: (i) Registration Statement No. 333-110451 on Form S-3 filed November 13, 2003 (as amended by Amendment No. 1 filed January 20, 2004), and (ii) Registration Statement No. 333-105196 on Form S-3 filed May 13, 2003 of GATX Financial Corporation, of our report dated January 29, 2004 (except for Note 20, as to which the date is September 17, 2004) with respect to the consolidated financial statements of GATX Financial Corporation included in the Current Report on Form 8-K filed September 20, 2004.

ERNST & YOUNG LLP

Chicago, Illinois
September 20, 2004